Exhibit 10.2

November 8, 2016

Robert McKeracher
[Address omitted]

Dear Rob,

As we enter a new phase of SunOpta your participation in the transformation work is critical. Starting now and through the coming year, we need your commitment and dedication to effectively lead the work required and support the changes in front of us.

Your retention is important to SunOpta. If you voluntarily remain employed with SunOpta through the earlier of (i) the date you sign off on SunOpta’s financial statements for the 2017 fiscal year and (ii) March 31, 2018 (the “Retention Date”), you will be paid a retention bonus of sixty percent (60%) of your annual base salary as of the Retention Date (the “Retention Bonus”), less all applicable withholdings, on the first regular payroll date following the Retention Date.

If you voluntarily terminate your employment or SunOpta involuntarily terminates your employment without “Cause” prior to the Retention Date, you will be paid a prorated amount of the Retention Bonus from the date of this letter. For the purposes of this letter, “Cause” means: (i) your engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to SunOpta; (ii) your embezzlement, misappropriation or fraud whether or not related to your employment with SunOpta; or (iii) your conviction of or plea of guilty or nolo contendere to a crime that constitutes an indictable or felony offence (excluding driving offences) or a crime that constitutes a misdemeanor involving moral turpitude.

SunOpta will review your performance and annual base salary on March 31, 2017 and every three (3) months thereafter until the Retention Date (the “Review Dates”). SunOpta may adjust your annual base salary upwards on the Review Dates based on your individual performance. SunOpta cannot adjust your annual base salary downwards on the Review Dates. You will be eligible to participate in all new compensation plans and programs established by SunOpta between the date of this letter and the Retention Date.

On the Retention Date you may elect to voluntarily terminate your employment with SunOpta and receive the severance payment as defined in your executive employment agreement with SunOpta dated October 10, 2011 (the “Severance Payment”). For certainty, if you voluntarily terminate your employment with SunOpta at any time prior to or following the Retention Date, you will not be entitled to receive the Severance Payment. If SunOpta terminates your employment without Cause at any time prior to, on or following the Retention Date, you will be entitled to receive the Severance Payment.

I look forward to working with you over this new phase of SunOpta.

Respectfully,

/s/ Kathy Houde

Kathy Houde
Interim CEO

I agree to the above conditions of employment.

/s/ Robert McKeracher	November 8, 2016
Robert McKeracher	Date